Exhibit 23



                   Consent of Independent Public Accountants

     We hereby consent to the incorporation by reference to the Registration Statement on Form S-8, File Number 333-45413, of our report dated August 1, 2003, on the consolidated financial statements of Home Financial Bancorp, Spencer, Indiana, which report is included in the Annual Report on Form 10-KSB of Home Financial Bancorp, Spencer, Indiana.


/s/ BKD, LLP

Indianapolis, Indiana
September 9, 2003